UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 5)

PS Business Parks, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

69360J107
(CUSIP Number)


Check the appropriate box to designate the rule
 pursuant
to which this
Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)



(b)
	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

Not Applicable

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

Not Applicable

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

Not Applicable


8
SHARED DISPOSITIVE POWER

Not Applicable

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Not Applicable

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

Excludes shares beneficially owned by LaSalle Investment
Management
(Securities), L.P.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Not Applicable

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)


(b)
	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

Not Applicable

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

Not Applicable

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

Not Applicable


8
SHARED DISPOSITIVE POWER

Not Applicable

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Not Applicable

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle Investment Management
(Securities),
 L.P.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Not Applicable

12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     	(a)	Name of Issuer
     		PS Business Parks, Inc.

	(b)	Address of Issuer's Principal Executive Offices
		701 Western Ave., Suite 200
		Glendale, CA  91201-2397

Item 2.
     LaSalle Investment Management, Inc. provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

	(b)	Address of Principal Business Office or, if none,
Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		411465107
     	LaSalle Investment Management (Securities), L.P. provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities), L.P.

	(b)	Address of Principal Business Office or, if none,
Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		94856P102

Item 3.*	If this statement is filed pursuant to Rule
13d-1(b), or
13d-2(b), check whether the person filing is a:
      (a)	?	Broker or Dealer registered under Section 15 of
the Act
      (b)	?	Bank as defined in Section 3(a)(6)
 of the Act
      (c)	?	Insurance Company as defined in Section
 3(a)(19)
 of the Act
(d)	?	Investment Company registered under Section 8 of
the Investment
Company Act
(e)		Investment Adviser registered under Section 203
 of the Investment
 Advisers Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is
subject to the
 provisions of the Employee Retirement Income Security Act of 1974
 or Endowment
 Fund; see 240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance with
240.13d-1(b)(ii)(G)
 (Note:  See Item 7)
(h)	?	A savings association as defined in section
 3(b) of the Federal
 Deposit Insurance Act
(i)	?	A church plan that is excluded from the definition
of
 an investment company under section 3(c)(14) of the Investment
 Company Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)

      *  This response is provided on behalf of LaSalle Investment

Management, Inc. and LaSalle Investment Management (Securities),
 L.P., each
an investment adviser under Section 203 of the Investment
Advisers Act of 1940.

Item 4.	Ownership
     If the percent of the class owned, as of December 31
 of the year
 covered by the statement, or as of the last day of any
 month described
in Rule 13d-1(b)(2), if applicable, exceeds five percent
, provide the following
 information as of that date and identify those shares
which there is a right to
acquire.
     LaSalle Investment Management, Inc. provides the
following information:
	(a)	Amount Beneficially Owned
      	Not Applicable

	(b)	Percent of Class
      	Not Applicable

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		Not Applicable

		(ii)	shared power to vote or to direct the vote
      		Not Applicable

		(iii)	sole power to dispose or to direct the
disposition of
      		Not Applicable

		(iv)	shared power to dispose or to direct
 the disposition of
      		Not Applicable
     LaSalle Investment Management (Securities), L.P. provides
 the following
information:
	(a)	Amount Beneficially Owned
      	Not Applicable

	(b)	Percent of Class
      	Not Applicable

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		Not Applicable

		(ii)	shared power to vote or to direct the vote
      		Not Applicable

		(iii)	sole power to dispose or to direct the
disposition of
      		Not Applicable

		(iv)	shared power to dispose or to direct the
disposition of
      		Not Applicable

Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .


Item 6.	Ownership of More than Five Percent on Behalf of Another Person

      	Not applicable.


Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company

      	Not applicable.


Item 8.	Identification and Classification of Members of the Group

      	The two members of the Group are: LaSalle Investment
 Management,
 Inc. ("LaSalle") and LaSalle Investment Management (Securities),
 L.P. ("LIMS").

      	LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle
Investment
 Management (Securities), Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and LIMS, each registered investment advisers, have different advisory clients.


Item 9.	Notice of Dissolution of Group

      	Not applicable.


Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief,
the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not
 have the effect of
changing or
 influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the
 best of my knowledge
 and belief, I
 certify that the information set forth in this Statement is true, complete and correct.


	The parties agree that this statement is filed on behalf of each of them.


Dated:	February 14, 2005


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Denise R. Organt_________________
Name:	Denise R. Organt
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Denise R. Organt__________________
Name:	Denise R. Organt
Title:	Vice President

??
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